Exhibit 99.1

Contact: Allen Lyda
(661) 248-3000

TEJON RANCH CO. REPORTS

SECOND QUARTER RESULTS OF OPERATIONS – 2012

TEJON RANCH, California – (BUSINESS WIRE) – August 2, 2012 – Tejon Ranch Co. (NYSE:TRC) today released the results of operations for the six months ended June 30, 2012, with the Company showing net income attributable to common stockholders of $393,000, or $0.02 per common share, compared to net income attributable to common stockholders of $8,098,000, or $0.41 per common share, for the same period in 2011. Revenue from operations for the six months ended June 30, 2012 was $17,428,000, compared to $28,518,000 of revenue for the same period during 2011. All per share references in this release are presented on a fully diluted basis.

For the second quarter ended June 30, 2012, the Company had net income attributable to common stockholders of $118,000, or $0.01 per common share, compared to a net loss of $638,000, or $0.03 per common share during the second quarter of 2011. Revenue from operations for the second quarter of 2012 was $7,849,000 compared to $5,872,000 of revenue during the same period of 2011.

Results of Operations for the First Six Months of 2012:

The decline in net income attributable to common stockholders, and revenue from operations during the first six months of 2012, when compared to the same period of 2011, is primarily due to the recognition of $15,750,000 in income during the first quarter of 2011 that came from the closing of conservation easement sales. On a comparison basis, excluding the sale of conservation easements during the first quarter of 2011, revenue from operations increased during the first six months of 2012. Commercial/industrial revenue increased $3,164,000 during the first six months of 2012, when compared to the same period in 2011, due to growth in oil and gas revenue of $2,610,000 resulting from an increase in production and pricing, and to the recognition of deferred revenue related to the Caterpillar land sale in 2011. Farming revenues also increased during the first six months of 2012, when compared to 2011, due primarily to an increase in pistachio revenues related to the sale of 2011 crop pistachios during 2012 and to positive price adjustments received on pistachios sold. We also saw an improvement in equity in earnings of unconsolidated joint ventures during the period as a result of improved operating margins at our Petro/TA joint venture due to higher gasoline sales, and to improved revenues in our Rockefeller joint venture coming from the full lease up of a building with Dollar General in late 2011. Contributing to the decline in net income during the first six months of 2012 was an overall increase in operating expense of $1,467,000. This increase in expense was driven by higher compensation cost due to the timing of hiring employees in 2011 and early 2012 and the recognition of additional stock compensation costs related to the vesting and the timing of vesting of milestone performance grants.

Results of Operations for the Second Quarter of 2012:

The growth in second quarter 2012 revenues of $1,977,000 is attributable to an increase in oil and gas revenues resulting from increased production and higher prices, the recognition of deferred income related to the Caterpillar land sale in 2011, and a $615,000 increase in farming revenues due to higher pistachio and almond sales revenues stemming from both a larger inventory carryover of the 2011 crop and higher prices. Equity in earnings from unconsolidated joint ventures also improved during the quarter when compared to the same period of 2011 as described above.

The improvement in net income for the second quarter of 2012 of $756,000 as compared to the same period of 2011 is due to the improvement in revenues discussed above. The improvement in revenue was partially offset by higher compensation expense as described above.

2012 Outlook:

Tejon Mountain Village, the Company’s planned residential resort development, and one of the key components of its real estate development efforts, cleared a significant legal hurdle during the second quarter of 2012, as it is no longer subject to legal challenge related to the environmental impact report for Tejon Mountain Village. On April 25, 2012, the Company and its partner in Tejon Mountain Village, DMB Pacific Ventures, received notice that the 5th District Court of Appeals in Fresno, California had affirmed in its entirety the ruling of Kern County Superior Court Judge Kenneth Twisselman that the County of Kern properly analyzed and evaluated the environmental effects of Tejon Mountain Village. In its unanimous ruling, the court again rejected each claim by the opponents, ruling that the environmental impact report for Tejon Mountain Village was adequate. On June 5, 2012, the time period to appeal the Court’s decision expired. As no petition for review by the California Supreme Court was filed and the deadline for any such review has passed, the decision by the Court of Appeals stands.

Management believes that the capital structure of the Company provides a solid foundation for future growth of the Company. On June 30, 2012, total capital was approximately $303,000,000, with debt accounting for less than one percent of total capital. On June 30, 2012, we also had cash and securities totaling approximately $74,784,000 and $30,000,000 of availability on lines of credit to meet any short-term funding needs.

During 2012, the Company will continue to aggressively pursue land entitlement activities and investment within the Tejon Ranch Commerce Center and in our joint ventures. The Company believes the variability of its quarterly and annual operating results will continue during 2012. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore, it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SECOND QUARTER ENDED JUNE 30

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Revenues:

Real estate – commercial/industrial	$6,502	$5,106	$12,556	$9,392
Real estate – resort/residential	94	128	135	15,878
Farming	1,253	638	4,737	3,248

Total revenues	7,849	5,872	17,428	28,518

Costs and Expenses:
Real estate – commercial/industrial	2,953	3,107	6,095	6,186
Real estate – resort/residential	1,137	929	2,155	1,877
Farming	960	847	3,221	3,190
Corporate expenses	3,713	2,796	6,847	5,598

Total expenses	8,763	7,679	18,318	16,851

Operating income (loss)	(914)	(1,807)	(890)	11,667

Other income (expense)
Investment income	317	314	635	610
Interest expense	(33)	—	(35)	—
Other income	11	33	35	60

Total other income	295	347	635	670

Income (loss) from operations before equity in earnings (loss) of unconsolidated joint ventures	(619)	(1,460)	(255)	12,337

Equity in earnings (loss) of unconsolidated joint ventures, net	893	412	534	(30)

Income (loss), before income tax expense (benefit)	274	(1,048)	279	12,307
Income tax expense (benefit)	164	(392)	(64)	4,268

Net income (loss)	110	(656)	343	8,039
Net loss attributable to non-controlling interest	(8)	(18)	(50)	(59)

Net income (loss) attributable to common stockholders	118	(638)	393	8,098

Net inocme (loss) per share to common stockholders, basic	$0.01	$(0.03)	$0.02	$0.41

Net income (loss) per share to common stockholders, diluted	$0.01	$(0.03)	$0.02	$0.41

Weighted average number of shares outstanding:
Common stock	20,026,354	19,840,116	20,008,358	19,806,034
Common stock equivalents – stock options	61,278	64,628	75,372	48,495

Diluted shares outstanding	20,087,632	19,904,744	20,083,730	19,854,529

For the three months ended June 30, 2011, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.